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                                                                     Exhibit 4.9
                                 SPECIMEN FORM
                                [FACE OF NOTE]

                        PERRY ELLIS INTERNATIONAL, INC.

               91/2% [Series B]/1/ Senior Secured Note due 2009

No. 1                                                        CUSIP No. 288853AA2

                                                                     $57,000,000

          PERRY ELLIS INTERNATIONAL, INC., a Florida Corporation (the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum of FIFTY-SEVEN MILLION Dollars ($57,000,000), on March 15, 2009.

          Interest Rate:                9 1/2% per annum.
          Interest Payment Dates:       March 15 and September 15 of each year
                                        commencing September 15, 2002.
          Regular Record Dates:         March 1 and September 1 of each year.

          Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.



___________________________
1 Include only for Exchange Note

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          IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date: March 22, 2002                          PERRY ELLIS INTERNATIONAL, INC.

                                              By:_______________________________
                                                 Name:
                                                 Title:

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               (Form of Trustee's Certificate of Authentication)

          This is one of the 91/2% Senior Secured Notes due 2009 referred to in the within-mentioned Indenture.

                                             STATE STREET BANK AND TRUST
                                                 COMPANY, as Trustee

Dated March 22, 2002                         By:________________________________
                                                Authorized Signatory

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                            [REVERSE SIDE OF NOTE]

                        PERRY ELLIS INTERNATIONAL, INC.

               91/2% [Series B]/1/ Senior Secured Note due 2009


1.   Principal and Interest.

          The Company will pay the principal of this Note on March 15, 2009.

          The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate of 9 1/2% per annum [(subject to adjustment as provided below)]/2/ [except that interest accrued on this Note pursuant to the fourth paragraph of this Section 1 for periods prior to the applicable Exchange Offer or Shelf Registration Date (as such terms are defined in the Registration Rights Agreement referred to below) will accrue at the rate or rates borne by the Notes from time to time during such periods]./3/

          Interest will be payable semi-annually (to the Holders of record of the Notes (or any Predecessor Notes) at the close of business on the March 1 or September 1 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing September 15, 2002.

          [The Holder of this Note is entitled to the benefits of the Registration Rights Agreement, dated March 22, 2002, among the Company, the Subsidiary Guarantors and the Initial Purchaser named therein (the "Registration Rights Agreement"). In the event that either (a) the Exchange Offer Registration Statement (as such term is defined in the Registration Rights Agreement) is not filed with the Securities and Exchange Commission on or prior to the 65th calendar day following the date of original issue of the Notes, (b) the Exchange Offer Registration Statement (as such term is defined in the Registration Rights Agreement) has not been declared effective on or prior to the 135th calendar day following the date of original issue of the Notes or (c) the Exchange Offer is not consummated or a Shelf Registration Statement (as such terms are defined in the Registration Rights Agreement) is not declared effective on or prior to the 160th calendar day following the date of original issue of the Notes, the interest rate borne by this Note shall be increased by one-quarter of one percent per annum following such 65-day period in the case of
(a) above, following such 135-day period in the case of (b) above or following such 160-day period in the case of (c) above, which rate will be increased by an additional one-quarter of one percent per annum for each 90-day period that any additional interest continues to accrue; provided that the aggregate increase in such annual interest rate shall

___________________________
/1/  Include only for Exchange Note.

/2/  Include only for Initial Note.

/3/  Include only for Exchange Note.

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in no event exceed one percent. Upon (x) the filing of the Exchange Offer
Registration Statement after the 65-day period described in clause (a) above,
(y) the effectiveness of the Exchange Offer Registration Statement after the 135-day period described in clause (b) above or (z) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 160-day period described in clause (c) above, the interest rate borne by this Note from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to the interest rate set forth above; provided, however, that, if after any such reduction in interest rate, a different event specified in clause (a), (b) or (c) above occurs, the interest rate may again be increased pursuant to the foregoing provisions.]/4/

          Interest on this Note will accrue from the most recent date to which interest has been paid [on this Note or the Note surrendered in exchange herefor]/5/ or, if no interest has been paid, from March 22, 2002; provided that, if there is no existing default in the payment of interest and if this
Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

          The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum equal to the rate of interest applicable to the Notes.

2.   Security Interest.

          The indebtedness evidenced by the Notes is, to the extent and in the manner provided in the Indenture and the Security Agreement, secured by the Collateral and the Notes are issued subject to the provisions of such agreements. Each Holder of the Notes, by accepting the same, (a) agrees to and shall be bound by the provisions of the Indenture and the Security Agreement,
(b) authorizes and directs the Trustee and the Collateral Agent on its behalf to take such action as may be necessary or appropriate to perfect the security interest in the Collateral as provided in the Indenture and in the Security Agreement and (c) appoints the Trustee and the Collateral Agent as its attorney-in-fact for such purpose.

3.   Method of Payment.

          The Company will pay interest (except defaulted interest) on the principal amount of the Notes on each March 15 and September 15 to the Persons who are Holders (as reflected in the Note Register at the close of business on March 1 and September 1 immediately preceding the Interest Payment Date), in each case, even if the Note is cancelled on registration of transfer or registration of exchange after such Regular Record Date; provided that, with respect to the payment of principal, the Company will make payment to the Holder that surrenders this Note to any Paying Agent on or after March 15, 2009.

_________________________
/4/  Include only for Initial Note.

/5/  Include only for Exchange Note.

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          The Company will pay principal (premium, if any) and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal (premium, if any) and interest by its check payable in such money. The Company may pay interest on the Notes either (a) by mailing a check for such interest to a Holder's registered address (as reflected in the Note Register) or (b) by wire transfer to an account located in the United States maintained by the payee. If a payment date is a date other than a Business Day at a Place of Payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

4.   Paying Agent and Registrar.

          Initially, the Trustee will act as Paying Agent and Note Registrar. The Company may change any Paying Agent or Note Registrar upon written notice thereto. The Company, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Note Registrar or co-registrar.

5.   Indenture; Limitations.

          The Company issued the Notes under an Indenture dated as of March 22, 2002 (the "Indenture"), among the Company, the Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control. The Indenture limits the aggregate principal amount of the Notes to $75,000,000.

          This Note is the senior secured obligation of the Company and will rank pari passu in right of payment with all existing and future senior indebtedness of the Company and will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. This Note will be senior to all unsecured indebtedness of the Company to the extent of the value of the Collateral securing this Note.

6.   Redemption.

          Optional Redemption.  The Notes may be redeemed at the option of the
          -------------------
Company, in whole or in part, at any time and from time to time on or after March 15, 2005, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period beginning March 15 of each of the years set forth below:

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          Redemption Year          Price
          ---------------          -----

          2005                     104.750%
          2006                     102.375%
          2007 and thereafter      100.000%

          In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraph, at any time prior to March 15, 2005, the Company may redeem up to 35% of the aggregate principal amount of the Notes (including the principal amount of any Additional Notes), within 60 days of one or more Public Equity Offerings with the net proceeds of such offerings, at 109.500% of the principal amount thereof, together with accrued and unpaid interest, if any, to the Redemption Date (subject to the right of holders of record on relevant Regular Record Dates to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date); provided, however, that at least 65% of the aggregate principal amount of the Notes originally issued (including the principal amount of any Additional Notes) remains outstanding thereafter.

          If less than all the Notes are to be redeemed pursuant to the preceding two paragraphs, the Trustee shall select the Notes or portions thereof to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes being redeemed are listed, or if the Notes are not so listed, by such other method the Trustee shall deem fair and appropriate; provided that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $1,000; provided further that any such redemption pursuant to the provisions relating to a Public Equity Offering shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of DTC or any other depositary).

          Notice of a redemption will be mailed, first-class postage prepaid, at least 30 days but not more than 60 days before the Redemption Date to each Holder to be redeemed at such Holder's last address as it appears in the Note Register. Notes in original denominations larger than $1,000 may be redeemed in part in integral multiples of $1,000. On and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption, unless the Company defaults in the payment of the Redemption Price.

7.   Repurchase upon a Change in Control, Asset Sale and Collateral Sale.

          Upon the occurrence of (a) a Change in Control, the Holders of the Notes will have the right to require that the Company purchase such Holder's outstanding Notes, in whole or in part, at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (b) an Asset Sale, the Company may be obligated to make offers to purchase Notes with a portion of the Net Cash Proceeds of such Asset Sale at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase and (c) a Collateral Sale, the Company shall pledge such Collateral Sale Proceeds to the Collateral Agent or if the aggregate Collateral Sale Proceeds exceed $5.0 million, the Company shall make an offer to purchase the Notes at a redemption price equal to

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100% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date the Collateral Sale Proceeds Offer is consummated.

8.   Denominations; Transfer; Exchange.

          The Notes are in registered form without coupons, in denominations of $1,000 and multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Note Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Note Registrar need not register the transfer or exchange of any Notes selected for redemption (except the unredeemed portion of any Note being redeemed in part).

9.   Persons Deemed Owners.

          A Holder may be treated as the owner of a Note for all purposes.

10.  Unclaimed Money.

          If money for the payment of principal (premium, if any) or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

11.  Discharge Prior to Redemption or Maturity.

          If the Company irrevocably deposits, or causes to be deposited, with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of (premium, if any) and accrued interest on the Notes (a) to redemption or maturity, the Company will be discharged from the Indenture and the Notes, except in certain circumstances for certain Sections thereof, and (b) to the Stated Maturity, the Company will be discharged from certain covenants set forth in the Indenture.

12.  Amendment; Supplement; Waiver.

          Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency and make any change that does not adversely affect the rights of any Holder.

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13.  Restrictive Covenants.

          The Indenture contains certain covenants, including, without limitation, covenants with respect to the following matters: (i) Indebtedness;
(ii) Restricted Payments; (iii) issuances and sales of Capital Stock of Restricted Subsidiaries; (iv) transactions with Affiliates; (v) Liens; (vi) purchase of Notes upon a Change in Control; (vii) disposition of proceeds of Asset Sales; (viii) Guarantees of Indebtedness by Restricted Subsidiaries; (ix) dividend and other payment restrictions affecting Restricted Subsidiaries; (x) merger and certain transfers of assets; (xi) sale and transfer of Collateral; and (xii) limitation on Unrestricted Subsidiaries. Within 120 days after the end of each fiscal year and within 45 days after each fiscal quarter, the Company must report to the Trustee on compliance with such limitations.

14.  Successor Persons.

          When a successor person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor person will be released from those obligations.

15.  Remedies for Events of Default.

          If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare all the Notes to be immediately due and payable. If a bankruptcy or insolvency default with respect to the Company or any of its Significant Subsidiaries occurs and is continuing, the Notes automatically become immediately due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power.

16.  Note Guarantees.

          The Company's obligations under the Notes are fully, irrevocably and unconditionally Guaranteed on a senior secured basis, to the extent set forth in the Indenture, by each of the Guarantors.

17.  Trustee Dealings with Company.

          The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for, and otherwise deal with, the Company and its Affiliates as if it were not the Trustee.

18.  Authentication.

          This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

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19.  Abbreviations.

          Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors
Act).

          The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Perry Ellis International, Inc., 3000 NW 107th Avenue, Miami, Florida 33172, Attention:
Chief Financial Officer.

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                           [FORM OF TRANSFER NOTICE]

          FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.
----------------------------------

________________________________________________________________________________

________________________________________________________________________________
(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing _____________________________________________ attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

                    [THE FOLLOWING PROVISION TO BE INCLUDED
                              ON ALL CERTIFICATES
                      EXCEPT PERMANENT OFFSHORE PHYSICAL
                                 CERTIFICATES]

          In connection with any transfer of this Note occurring prior to the date which is the earlier of the date of an effective Registration Statement or the Resale Restriction Termination Date, the undersigned confirms that without utilizing any general solicitation or general advertising that:

                                   Check One
                                   ---------

     [_] (a) this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder.

                                      or
                                      --

     [_] (b) this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

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If none of the foregoing boxes is checked, the Trustee or other Note Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Sections 311 and 312 of the Indenture shall have been satisfied.

Date:__________________             __________________________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:__________________________________________________________

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

          Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

          The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned's foregoing representations in order to claim the exemption from registration provided by Rule 144A.


Dated:_________________             __________________________________________
                                    NOTICE: To be executed by an executive
                                            officer

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                      OPTION OF HOLDER TO ELECT PURCHASE

          If you wish to have this Note purchased by the Company pursuant to
Section 1015, Section 1016 or Section 1017 of the Indenture, check the Box: [_]

          If you wish to have a portion of this Note purchased by the Company pursuant to Section 1015, Section 1016 or Section 1017 of the Indenture, state the amount (in original principal amount) below:

                        $____________________________________________

Date:__________________

Your Signature:______________________________________________________
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:_________________________________________________

          Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

                                      A-13